EXHIBIT 99.1

Nemus Bioscience Announces $2,000,000 Series F Preferred Stock Financing

Costa Mesa, Calif. (November 1, 2017) - NEMUS Bioscience, Inc. (OTCQB: NMUS) today announced that it closed a Securities Purchase Agreement with certain purchasers for the sale of 2,000 shares of Series F Preferred Stock for gross proceeds of $2,000,000. Each share of preferred stock is convertible into shares of common stock at a conversion price of $0.15 per share. Nemus has agreed to file a registration statement with the Securities and Exchange Commission to register the resale of the shares of common stock underlying the Preferred Stock. Nemus intends to use the net proceeds for general corporate purposes, including, without limitation, to pay down obligations and other working capital items.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities. The securities offered and sold in the private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration under the Securities Act and applicable state securities laws.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements, including statements about our financing plans and our expectations regarding the use of proceeds from the financing. Such statements and other statements in this press release that are not descriptions of historical facts are forward-looking statements that are based on management’s current expectations and assumptions and are subject to risks and uncertainties. If such risks or uncertainties materialize or such assumptions prove incorrect, our business, operating results, financial condition and stock price could be materially negatively affected. In some cases, forward-looking statements can be identified by terminology including “goal,” “focus,” “aims,” “believes,” “can,” “could,” “challenge,” “predictable,” “will,” or the negative of these terms or other comparable terminology. We operate in a rapidly changing environment and new risks emerge from time to time. As a result, it is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements the Company may make. Risks and uncertainties that may cause actual results to differ materially include, among others, our capital resources, uncertainty regarding the results of future testing and development efforts and other risks that are described in the Risk Factors section of NEMUS’s most recent annual or quarterly report filed with the Securities and Exchange Commission. Except as expressly required by law, NEMUS disclaims any intent or obligation to update these forward-looking statements.

ABOUT NEMUS BIOSCIENCE, INC.

The Company is a biopharmaceutical company, headquartered in Costa Mesa, California, focused on the discovery, development, and commercialization of cannabinoid-based therapeutics for significant unmet medical needs in global markets. Utilizing certain proprietary technology licensed from the University of Mississippi, NEMUS is working to develop novel ways to deliver cannabinoid-based drugs for specific indications, with the aim of optimizing the clinical effects of such drugs, while limiting the potential adverse events. NEMUS’ strategy will explore the use of natural and synthetic compounds, alone or in combination. The Company is led by a highly qualified team of executives with decades of biopharmaceutical experience and significant background in early-stage drug development.

For more information, visit http://www.nemusbioscience.com.

CONTACTS:

NEMUS Investor Relations

PCG Advisory Group

Adam Holdsworth

Email: adamh@pcgadvisory.com

Phone: 646-862-4607